Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013, the

Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015

and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 1, 2015

$[●]

Phoenix AutoCallable Notes due June 6, 2019

Linked to the Least Performing Reference Asset of the Russell 2000® Index,

the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	June 3, 2015

Issue Date:	June 8, 2015

Final Valuation Date:*	June 3, 2019

Maturity Date:*	June 6, 2019

Reference Assets:

The Russell 2000® Index (the “Russell 2000 Index”), the iShares® MSCI EAFE ETF (the “EAFE ETF”) and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”).

Each of the EAFE ETF and the Emerging Markets ETF are referred to herein as an “ETF” and collectively as the “ETFs”. Each of the Russell 200 Index and the ETFs are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”. Each Reference Asset has the Initial Level, Call Level and Coupon Barrier Level (each as defined below) set forth in the following table:

Reference Asset	Bloomberg Service Page	Initial Level	Call Level	Coupon Barrier Level	Barrier Level
Russell 2000 Index	RTY <Index>	[●]	[●]	[●]	[●]
EAFE ETF	EFA UP <Equity>	$[●]	$[●]	$[●]	$[●]
Emerging Markets ETF	EEM UP <Equity>	$[●]	$[●]	$[●]	$[●]

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described below, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk) determined as follows:

•       If the Final Level of the Least Performing Reference Asset is equal to or greater than its Barrier Level, you will receive a cash payment of $1,000 per $1,000 principal amount Note; and

•       If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If your Notes are not automatically called and the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-In Power	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to U.K. Bail-In Power” on page PPS-4 of this preliminary pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	3.75%	96.25%
Total	$[●]	$[●]	$[●]	$[●]

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $962.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $948.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to 3.75% of the principal amount of the Notes, or up to $37.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-13 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms of the Notes Continued

Contingent Coupon:

The Contingent Coupon is equal to $7.33333 per $1,000 principal amount Note, which is 0.733333% of the principal amount per Note (equivalent to a per annum rate of approximately 8.80%).

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Level, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Level of any Reference Asset is less than its Coupon Barrier Level on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.

Observation Dates:*	Monthly, on the third calendar day of each month during the term of the Notes (or, if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning in July 2015, provided that the final Observation Date will be the Final Valuation Date.

Call Valuation Dates:*

The Observation Dates scheduled to occur in each March, June, September and December during the term of the Notes, provided that the final Call Valuation Date will be the Observation Date scheduled to occur in March 2019.

Accordingly, the Call Valuation Dates will occur on the third, sixth, ninth, twelfth, fifteenth, eighteenth, twenty-first, twenty-fourth, twenty-seventh, thirtieth, thirty-third, thirty-sixth, thirty-ninth, forty-second and forty-fifth Observation Dates.

Automatic Call:	If, on any Call Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the applicable Call Settlement Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs.

Initial Level:	With respect to each Reference Asset, the Closing Level of such Reference Asset on the Initial Valuation Date (rounded to two decimal places in the case of the Russell 2000 Index), as noted in the table above.

Call Level:	With respect to each Reference Asset, 100% of its Initial Level, as noted in the table above.

Coupon Barrier Level:	With respect to each Reference Asset, 70.00% of its Initial Level (rounded to two decimal places), as noted in the table above.

Barrier Level:	With respect to each Reference Asset, 65.00% of its Initial Level (rounded to two decimal places), as noted in the table above

Final Level:	With respect to each Reference Asset, the Closing Level of such Reference Asset on the Final Valuation Date (rounded to two decimal places in the case of the Russell 2000 Index).

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above.

Closing Level:

With respect to a Reference Asset on any date, the closing price per share or closing level, as applicable, of such Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of the Russell 2000 Index will be based on the alternate calculation of the Russell 2000 Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

In certain circumstances, the closing price per share of an ETF will be based on the alternate calculation of the ETF as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset.

The term “scheduled trading day”, with respect to the Russell 2000 Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to each ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UXV1 / US06741UXV15

*	Subject to postponement, as described under “Selected Purchase Considerations” in this preliminary pricing supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-13 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Level of each Reference Asset: 100.00*

•	Coupon Barrier Level for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Level set forth above)

•	Contingent Coupon: $7.33333 per $1,000 principal amount Note (0.733333% of the principal amount per Note)

*	The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 70.00 for each Reference Asset were chosen for illustrative purposes only and do not represent an actual likely Initial Level or Coupon Barrier Level for any Reference Asset. The actual Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date (rounded to two decimal places in the case of the Russell 2000 Index) and the actual Coupon Barrier Level for each Reference Asset will be equal to 70.00% of the Initial Level.

For information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	95.00
EAFE ETF	$105.00
Emerging Markets ETF	$85.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $7.33333, or 0.73333% of the principal amount of your Notes, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of at least one Reference is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of at least one other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	105.00
EAFE ETF	$55.00
Emerging Markets ETF	$90.00

Because the Closing Level of one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	67.00
EAFE ETF	$65.00
Emerging Markets ETF	$50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of any Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Level of at least one Reference Asset was below its Call Level on the relevant Observation Date, the Notes would not be called on the related Contingent Coupon Payment Date if the relevant Observation Date were a Call Valuation Date. Your Notes will be automatically called only if the Closing Level of each Reference Asset on a Call Valuation Date equal to or greater than its respective Call Level.

PPS–5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Contingent Coupon: $7.33333 per $1,000 principal amount Note

•	Redemption Price: $1,000 plus the Contingent Coupon that is otherwise payable on the Call Settlement Date.

•	Hypothetical Initial Level of each Reference Asset: 100.00*

•	Coupon Barrier Level for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Level set forth above)

•	Barrier Level for each Reference Asset: 65.00 (65.00% of the hypothetical Initial Level set forth above)

*	The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 70.00 and the hypothetical Barrier Level of 65.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent an actual likely Initial Level, Coupon Barrier Level or Barrier Level for any Reference Asset. The actual Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date (rounded to two decimal places in the case of the Russell 2000 Index) and the actual Coupon Barrier Level and Barrier Level for each Reference Asset will be equal to 75.00% of the Initial Level.

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are automatically called on the first Call Valuation Date.

	Closing Level
Observation Date	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Payment (per $1,000 principal amount Note)
1	103.00	110.00	107.00	$7.33333
2	85.00	65.00	105.00	$0.00
3	104.00	115.00	110.00	$1,007.33333

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on certain Observation Dates, you will receive a Contingent Coupon of $7.33333 per $1,000 principal amount Note on the related Contingent Coupon Payment Date. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of each Reference Asset is equal to or greater than its Call Level on the third Observation Date (the first Call Valuation Date), the Notes are called on the related Call Settlement Date. On the Call Settlement Date, you will receive a payment of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon of $7.33333 per Note that will otherwise be payable on such date (for a total Redemption Price of $1,007.33333 per $1,000 principal amount Note payable on the Call Settlement Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is approximately 1.466%.

Example 2: The Notes are automatically called on the fifth Call Valuation Date.

	Closing Level
Observation Date	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Payment (per $1,000 principal amount Note)
1	63.00	110.00	107.00	$0.00
2	85.00	95.00	102.00	$7.33333
3	68.00	102.00	85.00	$0.00
4	89.00	90.00	65.00	$0.00
5	106.00	110.00	105.00	$7.33333
6	85.00	75.00	65.00	$0.00
7	75.00	60.00	103.00	$0.00
8	80.00	90.00	100.00	$7.33333
9	67.00	95.00	93.00	$0.00
10	92.00	110.00	120.00	$7.33333
11	82.00	85.00	100.00	$7.33333
12	60.00	90.00	101.00	$0.00
13	80.00	69.00	70.00	$0.00
14	105.00	95.00	70.00	$7.33333
15	110.00	105.00	107.00	$1,007.33333

PPS–6

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on certain Observation Dates, you will receive a Contingent Coupon of $7.33333 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of each Reference Asset is equal to or greater than its Call Level on the fifteenth Observation Date (the fifth Call Valuation Date), the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, you will receive a payment of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon of $7.33333 per Note that will otherwise be payable on such date (for a total Redemption Price of $1,007.33333 per $1,000 principal amount Note payable on the Call Settlement Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is approximately 5.133%.

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 3: The Notes are NOT automatically called and the Final Level of the Least Performing Reference Asset is NOT less than its Barrier Level.

	Closing Level
Observation Date	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Payment (per $1,000 principal amount Note)	Observation Date	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Payment (per $1,000 principal amount Note)
1	63.00	110.00	107.00	$0.00	25	68.00	90.00	107.00	$0.00
2	85.00	95.00	102.00	$7.33333	26	95.00	65.00	102.00	$0.00
3	68.00	102.00	85.00	$0.00	27	78.00	102.00	85.00	$7.33333
4	89.00	90.00	65.00	$0.00	28	89.00	90.00	65.00	$0.00
5	106.00	110.00	105.00	$7.33333	29	96.00	110.00	95.00	$7.33333
6	85.00	75.00	65.00	$0.00	30	105.00	110.00	101.00	$7.33333
7	75.00	60.00	103.00	$0.00	31	75.00	80.00	103.00	$7.33333
8	80.00	90.00	100.00	$7.33333	32	80.00	90.00	100.00	$7.33333
9	67.00	95.00	93.00	$0.00	33	67.00	95.00	93.00	$0.00
10	92.00	110.00	120.00	$7.33333	34	62.00	85.00	120.00	$0.00
11	82.00	85.00	100.00	$7.33333	35	92.00	80.00	80.00	$7.33333
12	60.00	90.00	101.00	$0.00	36	68.00	80.00	105.00	$0.00
13	80.00	69.00	70.00	$0.00	37	61.00	77.00	100.00	$0.00
14	105.00	95.00	70.00	$7.33333	38	90.00	95.00	73.00	$7.33333
15	110.00	105.00	97.00	$7.33333	39	86.00	94.00	97.00	$7.33333
16	65.00	85.00	103.00	$0.00	40	65.00	75.00	90.00	$0.00
17	80.00	100.00	95.00	$7.33333	41	55.00	100.00	85.00	$0.00
18	80.00	90.00	68.00	$0.00	42	60.00	70.00	93.00	$0.00
19	105.00	65.00	75.00	$0.00	43	57.00	95.00	90.00	$0.00
20	105.00	100.00	102.00	$7.33333	44	72.00	90.00	86.00	$7.33333
21	99.00	103.00	110.00	$7.33333	45	83.00	85.00	110.00	$7.33333
22	69.00	85.00	100.00	$0.00	46	85.00	68.00	80.00	$0.00
23	80.00	65.00	90.00	$0.00	47	90.00	65.00	70.00	$0.00
24	93.00	75.00	66.00	$0.00	48	85.00	67.00	90.00	$1,000.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on certain Observation Dates, you will receive a Contingent Coupon of $7.33333 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of at least one Reference Asset is less than its Call Level on each Call Valuation Date, the Notes are not automatically called prior to maturity.

Because the EAFE ETF has the lowest Reference Asset Return, the EAFE ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is approximately 14.667%.

PPS–7

Example 4: The Notes are NOT automatically called and the Final Level of the Least Performing Reference Asset is less than its Barrier Level.

	Closing Level
Observation Date	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Payment (per $1,000 principal amount Note)	Observation Date	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Payment (per $1,000 principal amount Note)
1	63.00	60.00	107.00	$0.00	25	68.00	90.00	107.00	$0.00
2	65.00	65.00	102.00	$0.00	26	85.00	65.00	102.00	$0.00
3	95.00	52.00	100.00	$0.00	27	68.00	82.00	105.00	$0.00
4	80.00	70.00	65.00	$0.00	28	89.00	90.00	65.00	$0.00
5	50.00	110.00	65.00	$0.00	29	96.00	60.00	55.00	$0.00
6	58.00	105.00	65.00	$0.00	30	80.00	900.00	61.00	$0.00
7	63.00	60.00	103.00	$0.00	31	65.00	80.00	103.00	$0.00
8	80.00	50.00	110.00	$0.00	32	60.00	90.00	90.00	$0.00
9	67.00	95.00	93.00	$0.00	33	67.00	95.00	93.00	$0.00
10	80.00	80.00	69.00	$0.00	34	62.00	85.00	120.00	$0.00
11	82.00	65.00	50.00	$0.00	35	65.00	60.00	90.00	$0.00
12	90.00	60.00	53.00	$0.00	36	68.00	80.00	105.00	$0.00
13	80.00	66.00	70.00	$0.00	37	61.00	77.00	100.00	$0.00
14	65.00	95.00	50.00	$0.00	38	68.00	65.00	93.00	$0.00
15	110.00	85.00	57.00	$0.00	39	60.00	94.00	67.00	$0.00
16	65.00	85.00	103.00	$0.00	40	65.00	75.00	90.00	$0.00
17	50.00	70.00	95.00	$0.00	41	55.00	100.00	85.00	$0.00
18	70.00	90.00	68.00	$0.00	42	60.00	70.00	93.00	$0.00
19	85.00	65.00	55.00	$0.00	43	57.00	65.00	100.00	$0.00
20	85.00	100.00	52.00	$0.00	44	75.00	55.00	85.00	$0.00
21	99.00	103.00	49.00	$0.00	45	83.00	86.00	68.00	$0.00
22	69.00	85.00	50.00	$0.00	46	65.00	68.00	80.00	$0.00
23	90.00	55.00	60.00	$0.00	47	90.00	65.00	70.00	$0.00
24	93.00	75.00	66.00	$0.00	48	105.00	65.00	60.00	$600.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date, you will not receive a Contingent Coupon on any Contingent Coupon Payment Date.

Because the Closing Level of at least one Reference Asset is less than its Call Level on each Call Valuation Date, the Notes are not automatically called prior to maturity.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $600.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on investment of the Notes is -40.00%.

Example 4 demonstrates that if the Notes are not called prior to maturity, and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of the principal amount of your Notes. Example 4 further demonstrates that if the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS–8

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level			Reference Asset Return
Russell 2000 Index	EAFE ETF ($)	Emerging Markets ETF ($)	Russell 2000 Index	EAFE ETF	Emerging Markets ETF	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
150.00	170.00	160.00	50.00%	70.00%	60.00%	50.00%	$1,007.33333
150.00	140.00	160.00	50.00%	40.00%	60.00%	40.00%	$1,007.33333
170.00	150.00	130.00	70.00%	50.00%	30.00%	30.00%	$1,007.33333
160.00	120.00	130.00	60.00%	20.00%	30.00%	20.00%	$1,007.33333
110.00	115.00	140.00	10.00%	15.00%	40.00%	10.00%	$1,007.33333
115.00	130.00	100.00	15.00%	30.00%	0.00%	0.00%	$1,007.33333
95.00	90.00	105.00	-5.00%	-10.00%	5.00%	-10.00%	$1,007.33333
93.00	105.00	80.00	3.00%	5.00%	-20.00%	-20.00%	$1,007.33333
70.00	105.00	90.00	-30.00%	5.00%	-10.00%	-30.00%	$1,007.33333
105.00	67.50	95.00	5.00%	-32.50%	-5.00%	-32.50%	$1,000.00
110.00	75.00	65.00	10.00%	-25.00%	-35.00%	-35.00%	$1,000.00
60.00	90.00	103.00	-40.00%	-10.00%	3.00%	-40.00%	$600.00
50.00	90.00	110.00	-50.00%	-10.00%	10.00%	-50.00%	$500.00
95.00	105.00	40.00	-5.00%	5.00%	-60.00%	-60.00%	$400.00
50.00	30.00	85.00	-50.00%	-70.00%	-15.00%	-70.00%	$300.00
110.00	85.00	20.00	10.00%	-15.00%	-80.00%	-80.00%	$200.00
40.00	10.00	95.00	-60.00%	-90.00%	-5.00%	-90.00%	$100.00
105.00	0.00	50.00	5.00%	-100.00%	-50.00%	-100.00%	$0.00

**	Per $1,000 principal amount Note

Example 5: The Final Level of Russell 2000 Index is 110.00, the Final Level of the EAFE ETF is $130.00 and the Final Level of the Emerging Markets ETF is $140.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is greater than its Initial Level (and, accordingly, greater than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $7.33333 that will otherwise be payable on the Maturity Date).

Example 6: The Final Level of Russell 2000 Index is 93.00, the Final Level of the EAFE ETF is $105.00 and the Final Level of the Emerging Markets ETF is $80.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is greater than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $7.33333 that will otherwise be payable on the Maturity Date).

Example 7: The Final Level of Russell 2000 Index is 105.00, the Final Level of the EAFE ETF is $67.50 and the Final Level of the Emerging Markets ETF is $95.00.

Because the EAFE ETF has the lowest Reference Asset Return, the EAFE ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is greater than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. Because, however, the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, no Contingent Coupon will be payable on the Maturity Date.

PPS–9

Example 8: The Final Level of Russell 2000 Index is 50.00, the Final Level of the EAFE ETF is $30.00 and the Final Level of the Emerging Markets ETF is $85.00.

Because the EAFE ETF has the lowest Reference Asset Return, the EAFE ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 8 demonstrates that if the Notes are not automatically called and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS–10

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Call Valuation Dates and the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date subject to adjustment in the event that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date, the relevant Observation Date will postponed. If such postponement occurs, the Closing Levels of the Reference Assets shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset. In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level of such Reference Asset on such fifth day and will make an estimate of the Closing Level of any Reference Asset that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date (and Call Settlement Date, if applicable) will be the fifth Business Day following the relevant Observation Date. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to the Russell 2000 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to each ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see the following sections of the accompanying prospectus supplement:

•	For a description of further adjustments that may affect the Russell 2000 ndex, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

•	For a description of further adjustments that may affect each ETF and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Downside Exposure to the Reference Assets—The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as represented by the MSCI EAFE Index. The Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. For more information about the Reference Assets, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for

PPS–11

U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS–12

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any Reference Asset or the component securities of any Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Least Performing Reference Asset is less than its Barrier Level. If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of any Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on any Observation Date is equal to or greater than their respective Call Levels. As such, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date. The “Automatic Call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Whether or Not the Notes Will be Automatically Called Will Not be Based on the Price or Level of any Reference Asset at Any Time Other than the Closing Levels of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Levels of the Reference Assets on the Call Valuation Dates. Accordingly, if the price or level of any Reference Asset drops on any Call Valuation Date such that the Closing Level of such Reference Asset falls below the applicable Call Level, your Notes will not be called on the relevant Call Valuation Date.

•	If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Level of any Reference Asset at any Time Other than the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns (and, accordingly, the Reference Asset Return of the Least Performing Reference Asset) will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date (as compared to their Initial Levels). Accordingly, if the price or level of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of such Reference Asset at a time prior to such drop.

PPS–13

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Level of the Least Performing Reference Asset is less than the Barrier Level applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the ETFs and the Value of the Notes:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•	Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses on your Notes, may be greater than if the ETF invested only in conventional securities.

•	Underperformance Risk. The performance of the ETF may not replicate the performance of, and may underperform its underlying index. The ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the its underlying index.

•	Non-U.S. Securities Market Risk—Some or all of the equity securities that are held by each ETF are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

PPS–14

•	The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•	An Investment in the Notes Involves Currency Exchange Risk—Some or all of the equity securities that are held by the each ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks held in each ETF’s portfolio are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities held by each ETF are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either ETF or holders of the stocks underlying the Russell 2000 Index or held by either ETF would have.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many

PPS–15

factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until

PPS–16

redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices or levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the components of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the components of the Reference Assets, as applicable;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–17

INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more details about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the Russell 2000 Index, rounded to two decimal places, for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
May 28, 2015*	1,275.35	1,215.42	1,253.10

*	For the period commencing on April 1, 2015 and ending on May 28, 2015

PPS–18

The following graph sets forth the historical performance of Russell 2000 Index the based on daily Closing Levels from January 1, 2008 through May 28, 2015. The Closing Level of the Russell 2000 Index on May 28, 2015, rounded to two decimal places, was 1,253.10.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–19

The iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF

General

We have derived all information contained in this preliminary pricing supplement regarding the EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the EAFE ETF’s prospectus dated December 1, 2014 and other publicly available information. We have derived all information contained in this preliminary pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2014 and other publicly available information.

We have not independently verified the information in either ETF’s prospectus or any other publicly available information regarding either ETF. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). Each ETF is a separate investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the EAFE ETF and to the Emerging Markets ETF.

The EAFE ETF and the Emerging Markets ETF are exchange-traded funds that trade on the NYSE Arca, Inc. under the ticker symbols “EFA” and “EEM”, respectively.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF and the Emerging Markets ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the each ETF, please see the prospectus for each ETF. In addition, information about iShares® and each ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about either ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. For more information about the MSCI EAFE Index and the MSCI Emerging Markets Index, please see “—The MSCI EAFE Index and the MSCI Emerging Markets Index” below.

As of May 28, 2015, the EAFE ETF’s top five holdings by country were Japan (22.18%), the United Kingdom (20.15%), France (9.65%), Switzerland (9.32%), and Germany (8.84%). As of May 28, 2015, the EAFE ETF’s top five holdings by sector were Financials (25.61%), Consumer Discretionary (12.93%), Industrials (12.54%), Health Care (11.14%), and Consumer Staples (10.87%).

As of May 28, 2015, the Emerging Markets ETF’s top five holdings by country were China (24.77%), South Korea (14.51%), Taiwan (12.89%), South Africa (7.41%) and Brazil (7.38%). As of May 28, 2015, the Emerging Markets ETF’s five largest sectors by holdings were Financials (29.04%), Information Technology (18.33%), Consumer Discretionary (9.00%), Energy (8.23%) and Consumer Staples (7.88%)

Each ETF uses a representative sampling indexing strategy to try to track its respective underlying index. Each ETF generally invests at least 90% of its assets in securities of its respective underlying index and depository receipts representing securities in the underlying index. In addition, each ETF may invest up to 10% of its assets in other securities, including securities not in its respective underlying index, but which BFA believes will help the ETF track its underlying index, futures contracts, options on futures contracts, other types of options and swaps related to the relevant underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, each ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of their respective underlying indices. Representative sampling means that the ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the relevant underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the relevant underlying index. Each ETF may or may not hold all of the securities in its respective underlying index.

PPS–20

Correlation

The MSCI EAFE Index and the MSCI Emerging Markets Index are theoretical financial calculations, while the ETFs are actual investment portfolios. The performance of an ETF and its respective underlying index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”. BFA expects that, over time, the tracking error for each ETF will not exceed 5%.

Industry Concentration Policy

Each ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that its respective underlying index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI EAFE Index and the MSCI Emerging Markets Index

The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI EAFE Index and the MSCI Emerging Markets Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS–21

Historical Performance of the EAFE ETF

You should not take the historical prices of the EAFE ETF as an indication of the future performance of the EAFE ETF. The price of the EAFE ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the EAFE ETF during any period shown below is not an indication that the EAFE ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EAFE ETF. The actual performance of the EAFE ETF over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Level of the ETF for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	78.35	68.31	71.9
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.04	53.08	56.30
December 31, 2008	55.88	35.71	44.87
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	38.57	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.30
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	47.09	54.92
December 31, 2010	59.46	54.25	58.23
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 31, 2011	55.57	46.45	49.53
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 31, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
May 28, 2015*	68.42	64.63	67.29

*	For the period beginning April 1, 2015 and ending May 28, 2015

PPS–22

The following graph sets forth the historical performance of the EAFE ETF based on daily Closing Levels from January 1, 2008 through May 28, 2015. The Closing Level of the EAFE ETF on May 28, 2015 was $67.29 per share.

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–23

Historical Performance of the Emerging Markets ETF

You should not take the historical prices of the Emerging Markets ETF as an indication of the future performance of the Emerging Markets ETF. The price of the Emerging Markets ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Emerging Markets ETF during any period shown below is not an indication that the Emerging Markets ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EAFE ETF. The actual performance of the Emerging Markets ETF over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Level of the Emerging Markets ETF for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.7933
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
May 28, 2015*	44.09	40.63	41.49

*	For the period beginning April 1, 2015 and ending May 28, 2015

PPS–24

The following graph sets forth the historical performance of the Emerging Markets ETF based on daily Closing Levels from January 1, 2008 through May 28, 2015. The Closing Level of the Emerging Markets ETF on May 28, 2015 was $41.49 per share.

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount or Agent’s commission is up to $37.50 per Note or up to 3.75% of the principal amount per Note, as described on the cover page of this preliminary pricing supplement.

PPS–25